SALE AGREEMENT ASSIGNMENT

This Sale Agreement Assignment (“Assignment”) is made as of August 1, 2007 by and between Triple Net Properties, L.L.C. a Virginia limited liability company (“Assignor”), Apartment REIT Bay Point Resort, LLC, a Texas limited liability company (“Assignee”), and is made with respect to the Sale Agreement by and between Assignor and Bay Point Resort Corpus Christi, L.P., a Texas limited partnership (“Seller”) dated June 8, 2007, as amended June 14, 2007 (“PSA”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the PSA, the escrow created pursuant to the PSA, any Deposits (as defined in the PSA) in such escrow or held by Seller, and all other rights and assets appurtenant to any of the foregoing (“Assets”).

Assignee hereby accepts the Assets and assumes all of Assignor’s obligations under the PSA, whether arising before or after the date of this Assignment. Assignor acknowledges that it is not released from any PSA obligations, whether arising before or after the date of this Assignment, as a result of such assignment.

Upon deliver hereto to Seller, Buyer’s address per PSA Section 12 is hereby unchanged.

In witness whereof, the undersigned have executed this Assignment as of the above date.

Assignor:	Triple Net Properties, L.L.C. a Virginia limited liability company By: /s/ Richard Hutton

Richard Hutton Title: Executive Vice President

Assignee:	Apartment REIT Bay Point Resort, LLC, a Texas
limited liability company
By: NNN Apartment REIT Holdings, L.P., a Virginia
limited partnership, its sole member and manager
By: NNN Apartment REIT, Inc., a Maryland
corporation, its general partner
By: /s/ Shannon K S Johnson

Name: Shannon K S Johnson

Title: Chief Financial Officer

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